Exhibit 10.17

TEAMING AGREEMENT

This Teaming Agreement (“Agreement”) is entered into as of August 12, 2010 (the “Effective Date”) by and among EntertainmentXpress, Inc. (“Ent-X”), a California corporation and a wholly-owned subsidiary of Public Media Works, Inc., a Delaware corporation (“PMW”), PMW, and Modular Conversions, LLC (“MC”), a Nevada limited liability company.

WHEREAS, MC has an agreement with ConocoPhillips under which MC is working with ConocoPhillips to convert (each, a “Conversion” and collectively, the “Conversions”) up to 7,000 independently owned gas stations throughout the United States (each a “Site” and collectively, the “Sites”) into locations which include a convenience store, and MC has secured independent private lender financing for the Conversions;

WHEREAS, Ent-X provides Video DVD and video game rental vending machines (each a “Kiosk” and collectively the “Kiosks”), and LCD screens suitable for the display of promotions and advertising (the “Screens”);

WHEREAS, MC desires to include Kiosks and Screens into the Conversions, and Ent-X desires to work with MC to include the Kiosks and Screens into the Conversions;

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I.	DUTIES OF MC AND ENT-X

Section 1.1 Inclusion of Kiosks and Screens in Conversions. MC shall use its commercially reasonable efforts to cause each Conversion of each Site (which Ent-X determines a Kiosk and Screen is economically feasible) to include a Kiosk and Screen. The efforts by MC shall include, without limitation, (i) presenting the Kiosk and Screen opportunity to all independently owned ConocoPhillips Sites deemed appropriate by Ent-X; (ii) integrating the installation and operation of the Kiosks and Screens into each Site plan; and (iii) assisting in facilitating the financing of the Kiosk and Screen which will be included in the construction cost of the Conversions being financed through independent private lender financing as provided herein.

Section 1.2 Financing. MC has secured independent private lender financing to finance the purchase of all Kiosks/Screens to be used at each of the Sites (up to a maximum of 7,000 Sites) which are placed pursuant to this Agreement. Ent-X shall be paid $22,000 for each Kiosk/Screen as follows:

•	A Site Agreement shall be executed for a Site;

•	$11,000 payment shall be made to Ent-X within 15 days of MC receiving the first draw of the construction loan;

•	Ent-X shall have up to 120 days for the manufacture and installation of the Kiosk and Screen; and

•	$11,000 payment shall be made to Ent-X within 15 days of installation of the Kiosk and Screen.

Section 1.3 Exclusivity. MC agrees that Ent-X shall be the exclusive provider of all Kiosks and Screens in any Conversion at any Site in the United States and its territories. MC shall not offer to any Site, or assist in arranging any third party financing for, any entertainment or rental kiosk or screen suitable for the display of promotions, movies or advertising, other than the Kiosks and Screens offered by Ent-X.

Section 1.4 Site Agreements; Payments. The Kiosks and Screens shall be placed pursuant to the Site Agreement in the form attached hereto as Exhibit A, or such other form as mutually approved by the parties. The execution and amendment of any Site Agreement shall be subject to the mutual approval of Ent-X and MC; provided, however, Ent-X shall have the sole discretion to determine whether a Site shall be appropriate for its Kiosks and Screens. The revenues derived from the operation of the Kiosks shall be paid into an account (the “Merchant Account”) as designated by MC for the management of the payment of the revenue sharing agreement between Ent-X and MC under Section 2.2 of this Agreement and between Ent-X and the Site owner under Section 3 of the Site Agreement. The form of agreement to be used for the Merchant Account to manage the payment to Ent-X shall be subject to the approval by Ent-X and MC, and shall include the right of audit by Ent-X and MC.

Section 1.5 Kiosk and Screen Standards; Operation; Ownership. Ent-X shall be solely responsible for the installation, wiring, operation, maintenance, servicing and removal of all Kiosks and Screens placed pursuant to this Agreement, which responsibilities shall include all coordination with MC and the Site owner. Ent-X shall use commercially reasonable efforts to ensure that all Kiosks and Screens are operational at all times and to respond to and correct any malfunctions and outages. Ent-X shall be solely responsible for the removal of all Kiosks and Screens upon the termination or expiration of a Site Agreement and the restoration of the Site to its original condition. The installation, operation, maintenance, servicing and removal of all Kiosks and Screens shall be performed in a good and workmanlike manner. Ent-X shall secure all necessary licenses and/or other rights to place, use and operate the Kiosks and Screens as contemplated by this Agreement. As between the parties, it is understood that the Retailer, through the construction loan obtained by the Retailer, shall bear all costs relating to the acquisition, installation and wiring of the Kiosk and Screens. Moreover, the revenue from the operation of the Kiosks and Screens are to be used for the operation, maintenance, servicing and removal of the Kiosks and Screens. As between the parties, Ent-X shall retain full right, title and ownership interest in and to the Kiosks and Screens, and all data generated by the operation of the Kiosks and Screens. Upon termination of a Site Agreement, the Kiosk and Screen shall remain the sole property of Ent-X (or its third party contractors). MC acknowledges that certain aspects of the obligations to be performed by Ent-X under this Agreement and the Site Agreements will be provided by third party contractors of Ent-X.

Section 1.6 Site Coordination. The parties acknowledge that the placement of Kiosks and Screens into Sites will require coordination between Ent-X, MC, the private lender, and the Site owner. The parties agree to use their commercially reasonable efforts to work with one another relating to the scheduling and placement of the Kiosks and Screens.

Section 1.7 Promotion of Program. The parties shall work together to develop marketing and promotional materials for presentations to Site owners and ConocoPhillips regarding the availability of the Kiosks and Screens in the Conversion program. The parties shall also work together to issue press releases to create national awareness of the inclusion of the Kiosks and Screens in the Conversions.

II.	PMW WARRANT; REVENUE SHARING

Section 2.1 PMW Warrant. MC shall receive a warrant (the “Warrant”) to purchase shares of PMW common stock in accordance with the provisions of Exhibit B. MC shall execute an investment representation statement relating to the Warrant attached as Attachment II to the Warrant. MC covenants such investment representations shall remain true and correct as of the date of each issuance of the Warrant and PMW common stock to MC.

Section 2.2 Revenue Sharing. Ent-X shall pay MC a fee equal to 10% of the Gross Kiosk Sales and 10% of the Gross Ad Sales from each Kiosk and Screen installed at a Site pursuant to this Agreement. “Gross Kiosk Sales” is defined as all revenues received by Ent-X from game and DVD sales, rentals, and downloads, less sales taxes, customer credits and refunds, earned per Kiosk per month for each Site. “Gross Ad Sales” is defined as all revenues received by Ent-X from advertising, less any taxes, fees or commissions paid to third parties earned per Screen per month for each Site. All payments of fees for Gross Kiosk Sales shall be made from the Merchant Account. All payments of fees for Gross Ad Sales shall be made from Ent-X to MC.

III.	TERM AND TERMINATION

Section 3.1 Term. The term of this Agreement shall be for a period of ten (10) years unless sooner terminated in accordance with this Article III. The term of this Agreement shall thereafter automatically renew for successive 12 month periods, unless a party hereto provides written notice to the other parties no later than 6 months prior to the next date of termination and renewal of its desire to terminate this Agreement.

Section 3.2 Site Agreements. In the event any individual Site Agreement remains outstanding as of the termination or expiration of this Agreement, the Site Agreement shall remain in place through the duration of its term and any extension or renewal thereof.

Section 3.3 Termination by Ent-X. This Agreement and the services to be performed hereunder may be terminated by Ent-X for a material breach by MC if the material breach persists for more than ninety (90) days after written notice has been sent by Ent-X to MC. If Ent-X terminates this Agreement pursuant to this Section 3.3, Ent-X shall pay within thirty (30) days from the date of termination any and all consideration due at the time of termination of this Agreement.

Section 3.4 Termination by MC. This Agreement and the services to be performed hereunder may be terminated by MC for a material breach by Ent-X or PMW if the material breach persists for more than ninety (90) days after written notice has been sent by MC to Ent-X. If MC terminates this Agreement pursuant to this Section 3.4, Ent-X shall pay within thirty (30) days from the date of termination any and all consideration due at the time of termination of this Agreement.

Section 3.5 Termination of a Site Agreement. MC acknowledges that Ent-X may remove a Kiosk and/or Screen from a Site at any time if it is not meeting the performance requirements of Ent-X. Ent-X shall coordinate with MC regarding the removal of the Kiosks and Screens, and the parties shall work together for the assignment of the Site Agreement to another mutually agreeable Site owner.

IV.	WAIVER

Section 4.1 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

V.	ENTIRE AGREEMENT; MODIFICATION

Section 5.1 Entire Agreement; Modification. This Agreement, together with the Exhibits hereto, constitutes the entire understanding between the parties relating to the subject matter hereof. This Agreement may not be amended or modified, except in a writing signed by all parties hereto.

VI.	CONFIDENTIALITY; LIMITATION OF LIABILITY

Section 6.1 Disclosure of Information. MC, PMW and Ent-X each agree that they will hold all confidential information of the other party in accordance with the Non-Disclosure Agreement between the parties (the “NDA”). Ent-X and MC each recognize that all information regarding the Kiosks and Screens which is disclosed to MC pursuant to this Agreement is and will be proprietary property of Ent-X and subject to the NDA.

Section 6.2 Confidentiality of this Agreement. The parties agree that this’ entire Agreement is confidential in nature and that, unless otherwise required by law or government regulation, neither of the parties shall disclose all or any parts of it to any person, agency, company, or government authority whatsoever without first obtaining a written approval of the other party; provided, however, MC agrees that PMW may disclose this Agreement as may be required by law or to comply with its public reporting obligations.

Section 6.3 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the subject matter or performance hereof, and shall not issue any other press release or make any other public statement relating to the party without their prior written consent, except as may be required by law or PMW’s public reporting requirements.

Section 6.4 Limitation of Liability. Neither party shall be liable to the other party for any special, consequential or incidental damages or any other indirect economic loss or damage suffered by the other party arising out of or related to this Agreement or a Site Agreement. Ent-X and PMW make no express or implied warranties with respect to the Kiosks or Screens, including but not limited to any warranty with respect to the performance of the Kiosks or Screens, or any express or implied warranties concerning the results to be obtained from the operation of the Kiosks or Screens, including, without limitation, any warranties concerning the performance, merchantability, suitability, non-infringement or fitness for a particular purpose of the Kiosks or Screens.

VII.	GENERAL PROVISIONS

Section 7.1 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to each party at its respective address as set forth on the signature page hereof or at such other address or electronic mail address as either party may designate to the other party hereto.

Section 7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law provisions.

Section 7.3 No Guaranteed Performance. MC acknowledges and agrees that PMW and Ent-X have not provided any assurances, promises or guarantees with respect to the revenue expectations or expected sales of the Kiosks or Screens, and MC has not relied upon any promises, statements or representations by PMW or Ent-X in entering into this Agreement, nor has MC made any assurances, promises, statements, representations or guarantees to ConocoPhillips or any Site owner with respect to any revenue expectations or expected sales of the Kiosks or Screens. Ent-X and PMW acknowledge and agree that MC has not provided any assurances, promises or guarantees with respect to the number of Kiosks or Screens to be included within the Conversions.

Section 7.4 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile or electronic/PDF transmission, each of which shall be an original and all of which shall constitute together but one and the same document.

Section 7.5 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 7.6 Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. To that end the provisions of this Agreement are to be severable.

Section 7.7 Taxes. Each party is responsible for the payment of any and all taxes, of whatever type, including, but not limited to, income, sales, use and personal property taxes that relate to the revenue or compensation received by such party pursuant to this Agreement, a Site Agreement, and the matters contemplated by this Agreement.

Section 7.8 Assignment. No party to this Agreement may transfer or assign this Agreement without the prior written consent of the other parties; provided, however, MC, PMW and Ent-X may assign this Agreement to a successor in interest resulting from a stock sale, merger, sale of all or substantially all of the assets of the party, or a similar transaction, without the prior written consent of the other. Notwithstanding the foregoing, the parties agree and acknowledge that either party may delegate some or all of its obligations under this Agreement to other persons; provided, that the delegating party shall remain liable for the performance of all such obligations. This Agreement is binding upon and inures after the benefit of the parties and their respective successors and assigns.

Section 7.9 Survival. The provisions of Articles III (Termination), VI (Confidentiality; Limitation of Liability), and VII (General Provisions) shall survive the termination of this Agreement.

Section 7.10 Force Majeur. Neither party hereto shall be liable for its failure to perform hereunder due to contingencies beyond its reasonable control including but not limited to strikes, riots, fires, acts of God, or governmental laws, regulations, orders or actions.

Section 7.11 Independent Contractor. The parties expressly intend and agree that each party is acting as an independent contractor of the other party. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties, nor does it grant either party any authority to assume or create any obligation on behalf of or in the name of the other.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

MC: Modular Conversions, LLC		ENT-X: EntertainmentXpress, Inc.

2691 Dow Ave. “F” Tustin, CA 92780 FAX: (714) 361-8140		2330 Marinship Way Ste. #301 Sausalito, CA 94965 FAX: (415) 729-8021

By:	/s/ John Neal	By:	/s/ Martin W. Greenwald
Print Name: John W. Neal, III Title: Manager			Martin W. Greenwald, Chief Executive Officer

PUBM: Public Media Works, Inc.

2330 Marinship Way, Ste. #301 Sausalito, CA 94965 FAX: (415) 729-8021

		By:	/s/ Martin W. Greenwald
Martin W. Greenwald, Chief Executive Officer

[Signature Page to Teaming Agreement]